EXECUTION COPY

Exhibit 10.2

SUNTRUST BANKS, INC. PHANTOM STOCK PLAN

EFFECTIVE AS OF
January 1, 2014

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SUNTRUST BANKS, INC. PHANTOM STOCK PLAN
TABLE OF CONTENTS

Page

ARTICLE 1 Establishment and Purpose1
ARTICLE 2 Definitions1
2.1Account    1
2.2Affiliate    1
2.3Award    1
2.4Award Agreement    1
2.5Board    1
2.6Change in Control    1
2.7Code    2
2.8Committee    2
2.9Common Stock    2
2.10Disabled or Disability    2
2.11Dividend Equivalent Right    3
2.12Eligible Employee    3
2.13Employee    3
2.14Fair Market Value    3
2.15Grant Date    3
2.16Involuntary Termination    3
2.17Key Employee    3
2.18Participant    4
2.19Phantom Stock    4
2.20Plan    4
2.21Plan Administrator    4
2.22Plan Year    4
2.23Retirement    4
2.24Retirement Plan    4
2.25Separation from Service or Separate from Service    4
2.26Specified Date    4

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2.27SunTrust    4
2.28Termination for Cause    4
2.29Termination for Good Reason    4
2.30Vesting Date    4
ARTICLE 3 Participation    4
3.1Grant of Awards.    4
ARTICLE 4 Phantom Stock Account5
4.1Accounts.    5
4.2No Actual Investment Required.    5
4.3Adjustments.    5
ARTICLE 5 Vesting5
5.1Generally.    5
5.2Death or Disability.    6
5.3Involuntary Termination.    6
5.4Retirement.    6
5.5Change in Control.    6
ARTICLE 6 Distributions7
6.1Form of Payment and Commencement.    7
6.2Special Rule for Retirement.    7
6.3Key Employee Delay.    7
6.4Effect of Taxation.    7
6.5Permitted Delays.    7
ARTICLE 7 Plan Administration7
7.1General Administration.    7
7.2Responsibility of Administrator.    8
7.3Books, Records and Expenses.    8
7.4Compensation.    8
7.5Indemnification.    9
ARTICLE 8 Miscellaneous9

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8.1Construction.    9
8.2Severability.    9
8.3No Alienation or Assignment.    9
8.4Incapacity of Recipient.    9
8.5Unclaimed Benefits.    10
8.6Not a Contract of Employment.    10
8.7Unfunded Plan. Contractual Liability of SunTrust.    10
8.8Right to Amend or Terminate Plan.    10
(a)Distribution of Accounts.    10
(b)Amendment Restrictions.    11
8.9Taxes.    11
8.10Binding Effect.    11
8.11Governing Law.    11

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SunTrust Banks, Inc. Phantom Stock Plan

Effective January 1, 2014

ARTICLE 1

Establishment and Purpose

The SunTrust Banks, Inc. Phantom Stock Plan is hereby established effective January 1, 2014 (the “Plan”). The purpose of the Plan is to provide a nonqualified and unfunded deferred compensation program to Eligible Employees pursuant to the terms and provisions set forth below, as may be amended from time to time.

The Plan is intended to comply with Code section 409A and the regulations promulgated thereunder, and (2) to comply with certain other regulatory requirements imposed upon SunTrust and its Affiliates, as described in Section 8.12. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE 2

Definitions

The following capitalized terms will have the meanings set forth in this Article 2 whenever such capitalized terms are used throughout this Plan:

2.1
Account means the bookkeeping account established by SunTrust for each Participant granted Phantom Stock under the Plan. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the payment to the Participant pursuant to this Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.2	Affiliate means any corporation or other entity that is treated as a single employer with SunTrust under Code sections 414(b) or (c).

2.3	Award means a grant of Phantom Stock under this Plan.

2.4	Award Agreement means the written agreement or instrument which sets forth the terms of a Phantom Stock grant to a Participant under this Plan.

2.5	Board means the Board of Directors of SunTrust.

2.6	Change in Control means a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation

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14A promulgated under the Securities Exchange Act of 1934 as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board of SunTrust cease, for any reason, to constitute at least a majority of such Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor of SunTrust beneficially owned by the persons described in Section 2.6(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust’s common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.6(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.6(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by the persons described in Section 2.6(iv)(A) immediately before the consummation of such transaction.

2.7	Code means the Internal Revenue Code of 1986, as amended.

2.8	Committee means the Compensation Committee of the Board.

2.9	Common Stock means the One Dollar ($1.00) par value common stock of SunTrust.

2.10	Disabled or Disability means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in

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death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan.

2.11
Dividend Equivalent Right means a right that entitles the Participant to receive an amount equal to any dividends paid on a share of Common Stock, which dividends have a record date between the Grant Date and the date the shares of vested Phantom Stock is paid; provided, however, the amount of any Dividend Equivalent Rights on unvested Phantom Stock shall be treated as reinvested in additional shares of Phantom Stock on the date such dividends are paid.

2.12	Eligible Employee means an Employee who participates in the SunTrust Corporate and Investment Banking Functional Incentive Plan.

2.13
Employee means an individual who is a regular, common-law employee on the U.S. payroll of SunTrust or an Affiliate. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by SunTrust or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of SunTrust or an Affiliate by any governmental or judicial authority.

2.14
Fair Market Value means the closing price on any date for a share of Stock as reported by The Wall Street Journal under the New York Stock Exchange Composite Transactions quotation system (or under any successor quotation system).

2.15	Grant Date means the effective date of the Phantom Stock Award as set forth in the Award Agreement.

2.16
Involuntary Termination means a Participant's termination of employment with SunTrust by reason of a reduction in force which results in the Participant's eligibility for payment of a severance benefit pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to such plan.

2.17
Key Employee means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of SunTrust or an Affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

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2.18
Participant means an Eligible Employee who receives a Phantom Stock Award under the Plan. An individual ceases to be a Participant when his entire Account under the Plan has been distributed or forfeited.

2.19	Phantom Stock means a contractual right to receive an amount in cash equal to the Fair Market Value of a share of Common Stock on the Vesting Date.

2.20	Plan means the SunTrust Banks, Inc. Phantom Stock Plan as described in this document, as amended from time to time.

2.21	Plan Administrator means the party responsible for administering the Plan, as provided in Section 7.1.

2.22	Plan Year means the calendar year.

2.23	Retirement means a Participant’s Separation from Service on or after attaining age fifty-five (55) and completing at least five (5) Years of Vesting Service.

2.24	Retirement Plan means the SunTrust Banks, Inc. Retirement Plan, as amended from time to time.

2.25	Separation from Service or Separate from Service means a “separation from service” with SunTrust and its Affiliates within the meaning of Code section 409A.

2.26	Specified Date means a time or a fixed schedule specified in the Award Agreement in accordance with Treas. Reg. § 1.409A-3(a)(4).

2.27	SunTrust means SunTrust Banks, Inc. or any successor to SunTrust.

2.28	Termination for Cause means “Termination for Cause” as defined in the Award Agreement.

2.29	Termination for Good Reason means “Termination for Good Reason” as defined in the Award Agreement.

2.30	Vesting Date means “Vesting Date” as defined in the Award Agreement.

ARTICLE 3

Participation

3.1
Grant of Awards. Participation in the Plan shall be limited to Eligible Employees. The Plan Administrator may, in its absolute discretion, grant shares of Phantom Stock to any Eligible Employee who has been selected by the Plan Administrator to receive an Award. The Plan Administrator shall determine the number of shares

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of Phantom Stock to be granted, which may, in its absolute discretion, vary for each Eligible Employee. Each Award shall be evidenced by an Award Agreement containing such terms and conditions, not inconsistent with the Plan, as the Plan Administrator shall approve. An Eligible Employee shall become a Participant upon receipt of a Phantom Stock Award.

ARTICLE 4

Phantom Stock Account

4.1
Accounts. Shares of Phantom Stock awarded to a Participant (and related Dividend Equivalent Rights) pursuant to an Award shall be credited to a Phantom Stock Account to be maintained on behalf of such Participant. Such Account shall be debited by the number of shares of Phantom Stock with respect to which any payments are made pursuant to ARTICLE 6.

4.2
No Actual Investment Required. Notwithstanding the preceding section of and any other provision of this document, this Plan shall remain an unfunded plan and the description of Phantom Stock in this ARTICLE 4 shall not obligate SunTrust or any Affiliate to set aside any funds or to make any actual investments pursuant to this Plan.

4.3
Adjustments. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Plan Administrator shall make such adjustments in the number of shares of Phantom Stock with respect to which an Award held by any Participant is referenced, as are necessary to prevent dilution or enlargement of an Award. Such adjustments shall be conclusive and binding upon all parties concerned.

ARTICLE 5

Vesting

5.1
Generally. Shares of Phantom Stock (and related Dividend Equivalent Rights) credited to a Participant’s Account shall vest with respect to thirty-three and one-third percent (33-1/3rd%) of the Phantom Stock subject to the Award on each anniversary of the Grant Date, commencing with the first anniversary of the Grant Date and ending on the third anniversary of the Grant Date; provided that the Participant has been continuously employed by the Company or an Affiliate from the Grant Date until each respective Vesting Date. If the Participant terminates employment with SunTrust and its Affiliates for any reason other than those described in Sections 5.2, 5.3, 5.4 or 5.5 prior to any Vesting Date, then the unvested

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shares of Phantom Stock (and related Dividend Equivalent Rights) shall be forfeited and deducted from the Participant’s Account.

5.2
Death or Disability. If the Participant’s employment with SunTrust terminates prior to any Vesting Date as a result of the Participant’s (i) death, or (ii) Disability, then any shares of Phantom Stock (and related Dividend Equivalent Rights) not previously vested shall be vested immediately on the date of such termination of the Participant’s employment.

5.3
Involuntary Termination. If the Participant's employment with SunTrust terminated due to an Involuntary Termination, then a pro-rata number of shares shall be vested based on the Participant's service completed from the Grant Date through the date of such termination of the Participant's employment. For purposes of this 5.3, the pro-rata calculation shall be made by multiplying the number of unvested shares of Phantom Stock that would have vested on the applicable Vesting Date by a fraction, the numerator of which is equal to the number of days from the Grant Date through the date of such termination of employment, and the denominator of which is equal to the number of days from the Grant Date through the applicable Vesting Date.

5.4
Retirement. If a Participant is or becomes eligible for Retirement on or after the Grant Date, then a pro-rata number of shares shall be vested based on the Participant's service completed from the Grant Date through the date of such termination of the Participant’s employment. For purposes of this 5.4 the pro-rata calculation shall be made by multiplying the number of unvested shares of Phantom Stock that would have vested on the applicable Vesting Date by a fraction, the numerator of which is equal to the number of days from the Grant Date through the date of such termination of employment, and the denominator of which is equal to the number of days from the Grant Date through the applicable Vesting Date.

5.5
Change in Control. Any Phantom Stock not previously vested shall vest on the date that all of the following events have occurred: (i) there is a Change in Control of SunTrust on or before any Vesting Date; (ii) the Participant’s employment with SunTrust terminates after the date of such Change in Control, and (iii) such termination of Participant’s employment is either (1) involuntary on the part of the Participant and does not result from his or her death or Disability, and does not constitute a Termination for Cause, or (2) voluntary on the part of the Participant and constitutes a Termination for Good Reason.

Notwithstanding anything herein to the contrary, if the Participant is covered by a severance plan sponsored by SunTrust that provides for benefits upon a Change in Control with more generous vesting of the Award, the vesting provisions of such Severance Plan shall govern.

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ARTICLE 6

Distributions

6.1
Form of Payment and Commencement. Vested Phantom Stock will be paid in a lump sum on the Specified Date(s) set forth in the Award Agreement or, if earlier, upon the Participant's death, Disability, Separation from Service (due to Involuntary Termination or Retirement) in accordance with the Award Agreement.

6.2
Special Rule for Retirement. Notwithstanding Section 5.4 or anything in the Award Agreement to the contrary, the Plan Administrator, may, in its absolute discretion, waive the continuous employment requirement for vesting with respect to Participants who are eligible for Retirement. For the avoidance of doubt, this is a waiver of the vesting requirement only and any shares of Phantom Stock that vest solely due to such waiver will be payable as a lump sum on the Specified Date(s) in the Award Agreement it would have been paid absent such Retirement.

6.3
Key Employee Delay. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service.

6.4	Effect of Taxation. If a portion of the Participant’s balance credited to the Account is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

6.5
Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Plan Administrator’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided that any payment delayed pursuant to this Section 6.4 shall be paid in accordance with Code section 409A on the earliest date on which SunTrust reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

ARTICLE 7

Plan Administration

7.1	General Administration. SunTrust is the sponsor of the Plan, and the Committee is the Plan Administrator responsible for the operation and administration of the Plan.

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7.2
Responsibility of Administrator. The Plan Administrator shall have sole discretionary authority for the operation, interpretation and administration of the Plan. All determinations and actions of the Plan Administrator within its discretionary authority shall be final, conclusive and binding on all persons, except that the Plan Administrator may revoke or modify a determination or action it determines was previously made in error. In addition to the implied powers and duties that may be needed to carry out the administration of the Plan, the Plan Administrator shall have the following specific powers and responsibilities:

(a)	To designate Participants, grant Awards and determine the number of shares of Phantom Stock to which an Award will relate.

(b)	To establish, interpret, amend, revoke and enforce rules and regulations as required or desirable for the efficient administration of the Plan.

(c)	To review and interpret Plan provisions and to remedy provisions that are ambiguous or inconsistent or contain omissions.

(d)	To prescribe the form of each Award Agreement, which need not be identical for each Participant.

(e)
To delegate any of the Plan Administrator’s rights, powers and duties to one or more Employees or officers of SunTrust or to a third-party administrator. Such delegation may include, without limitation, the power to execute any document on behalf of the Plan Administrator and to accept service of legal process for the Plan Administrator at the principal office of SunTrust.

(f)	To employ outside professionals and to enter into agreements on behalf of the Plan Administrator necessary or desirable for administration of the Plan.

7.3
Books, Records and Expenses. The Plan Administrator shall maintain books and records for purposes of this Plan, which shall be subject to the supervision and control of the Plan Administrator. SunTrust shall pay the general expenses of administering this Plan. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by SunTrust with respect to the Plan.

7.4
Compensation. Neither the Plan Administrator nor any delegate who is an employee of SunTrust or an Affiliate shall receive any additional compensation for his services as Plan Administrator or delegate.

7.5
Indemnification. SunTrust (to the full extent permissible under law and consistent with its charters and bylaws) shall indemnify and hold harmless the Plan Administrator, each individual member of the Plan Administrator and any Employee

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authorized to act on behalf of the Plan Administrator, the Plan Sponsor or any Affiliate under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

ARTICLE 8

Miscellaneous

8.1
Construction. The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Whenever any words in this document are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words in this document are used in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

8.2
Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

8.3
No Alienation or Assignment. A Participant under this Plan shall have no right or power whatsoever to alienate, commute, anticipate or otherwise assign at law or equity all or any portion of any benefit otherwise payable under this Plan, and SunTrust shall have the right, in the event of any such action, to terminate permanently the payment of benefits to, or on behalf of, any Participant who attempts to do so.

8.4
Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for all or part of such payment to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of SunTrust, its Affiliates and the Plan to the extent of such payment.

8.5
Unclaimed Benefits. Each Participant shall keep the Plan Administrator informed of his current address and the current address of his designated Beneficiary. The Plan Administrator shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Plan Administrator.

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8.6
Not a Contract of Employment. Participation in this Plan does not grant to any individual the right to remain in the employ of SunTrust or any Affiliate for any specific term of employment or in any specific capacity or at any specific rate of compensation.

8.7
Unfunded Plan. Contractual Liability of SunTrust. This Plan is an unfunded plan maintained primarily for a select group of management or highly compensated employees. The obligation of SunTrust to provide any benefits under the Plan is a mere contractual liability, and SunTrust is not required to establish or maintain any special or separate fund or segregate any assets for the payment of benefits under this Plan. Participants and their Beneficiaries shall not have any interest in any particular assets of SunTrust by reason of its obligation under the Plan and they are at all times unsecured creditors of SunTrust with respect to any claim for benefits under the Plan. All amounts of compensation deferred under this Plan, all property and rights purchased with such amounts and any income attributable to such amounts, rights or property shall constitute general funds of SunTrust.

8.8
Right to Amend or Terminate Plan. SunTrust expects to continue this Plan indefinitely, but reserves the right to amend or discontinue the Plan should it deem such an amendment or discontinuance necessary or desirable. SunTrust hereby authorizes and empowers the Committee, as Plan Administrator, to amend this Plan in any manner that is consistent with the purpose of this Plan as set forth in this document, without further approval of the Board, and to delegate authority to amend this Plan to one or more appropriate members of the Committee or officers of SunTrust, except as to any matter that the Committee determines may result in a material increased cost to SunTrust or its Affiliates, in which case the consent of the Committee shall be required. No amendment or discontinuance of this Plan shall reduce the vested shares of Phantom Stock (and related Dividend Equivalents) credited to any Participant's Account, as of the later of the date such amendment is adopted or the effective date of such amendment or discontinuance.

(a)
Distribution of Accounts. If SunTrust terminates the Plan, distribution of shares of Phantom Stock (and related Dividend equivalents) in the Accounts shall be made to Participants in the manner and at the time as provided in Article 6, unless SunTrust determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan in accordance with the requirements under Code section 409A.

(b)
Amendment Restrictions. If there is a Change in Control, no amendment shall be made to this Plan thereafter which would adversely affect in any manner whatsoever the benefits payable under this Plan to any Participant absent the express written consent of all Participants who might be adversely affected by such amendment. Any amendment, effective on or after a Change in Control, to merge this Plan with or into another deferred compensation plan shall be deemed to adversely affect the benefits payable under this

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Plan. Notwithstanding the foregoing, on or after a Change in Control, SunTrust or the Committee may amend this Plan without Participant consent to the extent such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants provided that SunTrust or the Committee obtains the written opinion of outside counsel that such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants or their Beneficiaries.

8.9
Taxes. SunTrust or other payor may withhold from a benefit payment under the Plan or from a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. SunTrust or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. SunTrust or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

8.10
Binding Effect. This Plan shall be binding upon and inure to the benefit of any successor of SunTrust and any successor shall be deemed substituted for SunTrust under this Plan and shall assume the rights, obligations and liabilities of SunTrust hereunder and be obligated to perform the terms and conditions of this Plan. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity or related group of such persons, firms, corporations or business entities which at any time, whether by merger, purchase, reorganization, liquidation or otherwise, or by means of a series of such transactions, acquires all or substantially all of the assets or business of SunTrust.

8.11
Governing Law. The Plan and all actions taken pursuant to the Plan shall be governed by the laws of the State of Georgia (excluding its conflict-of-interest laws) except to the extent such laws are superseded by federal law.

8.12
Regulatory Requirements. Regulatory agencies and federal laws and regulations may impose restrictions on SunTrust and its Affiliates with respect to the payment of compensation and benefits to certain employees who may be Participants in this Plan. These restrictions may be in the form of absolute prohibitions or penalties, which may include tax penalties on SunTrust and its Affiliates or on certain Participants. Notwithstanding any other provision of this Plan document, SunTrust may reduce, eliminate or delay the payment of a Participant’s benefits under this Plan or may take actions that subject such benefits to monetary or tax penalties, as determined by SunTrust in its sole discretion to be required under federal laws or regulations applicable to SunTrust and its Affiliates. In such event, neither SunTrust nor its Affiliates shall have any liability for such reduction, elimination, delay or penalty. Any delay in payment of a Participant's benefits under this Plan will comply with Section 6.5.

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(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned officer has caused this amended and restated SunTrust Banks, Inc. Phantom Stock Plan to be executed this _____ day of ___________, 2014 effective as of January 1, 2014, except that certain amendments are effective as of other dates stated in the affected sections of this Plan.

SUNTRUST BANKS, INC.            Attest

By:                         By:

Title: